Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-218358) on Form S-8 of our report dated June 27, 2025, with respect to the financial statements and supplemental Schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2024 and supplemental Schedule H, Line 4a - Schedule of Delinquent Participant Contributions for the year ended December 31, 2024 of the Flagstar Financial, Inc. Employee Savings Plan.

/s/ KPMG LLP

New York, New York
June 27, 2025